EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

Retirement Plan Committee of the Board of Directors
Western Digital Corporation 401(K) Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-56128) on Form S-8 of Western Digital Corporation 401(K) Plan of our report dated November 21, 2003, with respect to the statements of net assets available for plan benefits of Western Digital Corporation 401(K) Plan as of June 30, 2003 and 2002 and the related statements of changes in net assets available for plan benefits for the years then ended and supplemental schedule, which report appears in the June 30, 2003 annual report on Form 11-K of Western Digital Corporation 401(K) Plan.

KPMG LLP

Costa Mesa, California
December 16, 2003

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